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  FORM 4                  U.S. SECURITIES AND EXCHANGE COMMISSION
----------                          WASHINGTON, D.C. 20549
[_] Check box if no
    longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Bay Harbour Management, L.C.
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        (Last)                      (First)                        (Middle)

        777 S. Harbour Island Blvd.; Suite 270
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                                   (Street)

        Tampa                       Florida                          33602
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Kaspar A.S.L., Ltd (KASP)
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an Entity
    (Voluntary) 59-3418243
                --------------

4.  Statement for Month/Year   6/00
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    ___ Director    ___ Officer              X  10% Owner    ___ Other
                                            ---
                        (give title below)                       (specify below)

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7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person

      X  Form filed by more than one Reporting Person
    ----

Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Common Stock, $0.1      6/9/00      P             45,506        A       $2.625         1,021,277             I
par value
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                                                                                                                              (Over)

 * If the Form is filed by more than one Reporting Person, see Instructions 4(b) (v).
 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                        (Print or Type Response)

FORM 4 (continued)    Table II--Derivative Securities Acquired, Disposed of, or
                          Beneficially Owned (e.g., puts, calls, warrants,
                               options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D)           ship
                               Date     Expira-              Amount or                      at End                         (Instr.
                               Exer-    tion         Title   Number of                      of               or Indi-      4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
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Explanation of Responses:

                                                 SIGNATURES ON ATTACHED PAGE
                                                 -------------------------------
                                                 **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Additional Reporting Persons           I.R.S. Identification No.
-----------------------------------    -----------------------------------

Tower Investment Group, Inc.           59-2924229
777 South Harbour Island Blvd.
Suite 270
Tampa, FL 33602

Steven A. Van Dyke                     N/A
777 South Harbour Island Blvd.
Suite 270
Tampa, Fl 33602

Douglas P. Teitelbaum                  N/A
885 Third Avenue
34/th/ Floor
New York, New York 10022

                                           Signatures of Reporting Persons

                                           BAY HARBOUR MANAGEMENT, L.C.


Dated: July 7, 2000                        By: /s/ Steven A.Van Dyke
                                              ------------------------------
                                              Name: Steven A.Van Dyke
                                              Title: President

                                           TOWER INVESTMENT GROUP, INC.


Dated: July 7, 2000                        By: /s/ Steven A.Van Dyke
                                              ------------------------------
                                              Name: Steven A.Van Dyke
                                              Title: President



Dated: July 7, 2000                           /s/ Steven A. Van Dyke
                                              ------------------------------
                                              Steven A. Van Dyke



Dated: July 7, 2000                           /s/ Douglas P. Teitelbaum
                                              ------------------------------
                                              Douglas P. Teitelbaum